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                                 EXHIBIT 10.(u)

                            MARION MERRELL DOW, INC.
                           EXECUTIVE BONUS PLAN 1995

PLAN OBJECTIVES:

The plan is intended to:

1) Provide an incentive to meet or exceed individual performance goals in a team environment.
2) Complement base salary and long-term incentive so as to provide total direct compensation competitive with leading firms within the industry.
3) Reinforce executive performance on achieving elements of the 5 year Tactical Plan.

PLAN PERIOD:

The plan covers the calendar year 1995.

PLAN ADMINISTRATION:

The Compensation Committee of the Board of Directors authorizes G. D. Muhlenpoh, vice president Compensation and Benefits, as Plan Administrator. The Plan Administrator is charged with interpretation of plan guidelines and establishing appropriate administrative rules to govern the plan s operation. The Executive Compensation Committee is comprised of Fred Lyons, Richard Markham, Frank Douglas, Ed Mehrer, Rich Bailey and Gene Muhlenpoh. This committee is used as a forum for reviewing and formulating management recommendations to the Compensation Committee of the Board of Directors.

MMD and the Board reserves the right to modify or terminate the plan at any time.

PLAN PARTICIPATION:

MMD associates worldwide whose jobs have been evaluated at the vice president level or higher and whose performance is deemed satisfactory or better.

PLAN PAYOUTS:

The plan provides an annual cash payout to participants based on achievement of individual and team goals. Payouts may vary from target levels based on manager review and evaluation of performance to goals.